EXHIBIT 5.1

(Robert O. Knutson, Attorney at Law Letterhead)

March 28, 2016

Fision Corporation

430 First Ave. North, Suite 620

Minneapolis, MN 55402

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Fision Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of the offer and sale by the Company of up to 2,500,000 shares of the Company's common stock, par value $.0001 per share ("the Shares"), issuable under the Company's 2016 Equity Incentive Plan (the "Plan").

I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth herein.

In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, and the genuineness and conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized, executed and delivered by such parties by all requisite action, and that such agreements and instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and also to the reference to me under the heading "Legal Matters" in such Registration Statement.

Sincerely yours,

/s/ Robert O. Knutson, Attorney at Law